Exhibit 99.1

DJO Investor/Media Contact:

DJO Global, Inc.

Matt Simons

SVP Business Development and Investor Relations

760.734.5548

matt.simons@DJOglobal.com

FOR IMMEDIATE RELEASE

DJO GLOBAL ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2012

Revenue growth continues to accelerate, new products making an impact

SAN DIEGO, CA, April 30, 2012 — DJO Global, Inc. (“DJO” or the “Company”), a leading global provider of medical device solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (“DJOFL”), for the first quarter ended March 31, 2012.

First Quarter Results

DJOFL achieved net sales for the first quarter of 2012 of $278.9 million, reflecting growth of 11.7 percent compared to net sales of $249.7 million for the first quarter of 2011.  Net sales for the first quarter of 2012 were unfavorably impacted by $2.2 million related to changes in foreign currency exchange rates compared to the rates in effect in the first quarter of 2011.  Excluding the impact of foreign currency exchange rate changes (“constant currency”), net sales for the first quarter of 2012 increased 12.6 percent compared to net sales for the first quarter of 2011.

DJO’s first quarter of 2012 included net sales from Circle City Medical (“Circle City”), acquired on March 10, 2011, and Dr. Comfort (“DRC”), acquired on April 7, 2011.  On a pro forma (or “organic”) basis, as if the acquisitions of Circle City and DRC had both closed on January 1, 2011, DJO net sales for the current quarter reflected growth of 3.6 percent over pro forma net sales of $269.2 million for the first quarter of 2011. In constant currency, net sales for the current quarter increased 4.4 percent compared with pro forma net sales in the first quarter of 2011,

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reflecting significant sequential expansion from constant currency organic growth rates reported for the fourth quarter of 2011. Sales to customers in the United States by the acquired businesses are included within the Company’s Bracing and Vascular segment, and sales to international customers are included within the Company’s International segment.

For the first quarter of 2012, DJOFL reported a net loss attributable to DJOFL of $29.4 million, compared to a net loss of $21.2 million for the first quarter of 2011. As detailed in the attached financial tables, the results for the current and prior year first quarter periods were impacted by significant non-cash items, non-recurring items and other adjustments.  In addition, beginning in the first quarter of 2012, DJOFL has provided a valuation allowance against a portion of its deferred tax assets due to the cumulative magnitude of such deferred tax assets and an evaluation of the timing and probability of the future realization thereof.  As a result, DJOFL’s net loss for the first quarter of 2012 reflects an income tax provision of $2.4 million. In the first quarter of 2011, DJOFL’s net loss reflected an income tax benefit of $7.5 million. The recording of the valuation allowance does not impact the ability of DJOFL to realize the future cash benefit of all of its deferred tax assets, or otherwise impact DJOFL’s liquidity or cash resources.

The Company defines Adjusted EBITDA as net (loss) income attributable to DJOFL plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 8.75% second priority senior secured notes, its 10.875% and 7.75% senior unsecured notes and its 9.75% senior subordinated notes. Reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the first quarter of 2012 was $65.1 million, or 23.3 percent of net sales, reflecting an increase of 10.5 percent compared with Adjusted EBITDA of $58.9 million, or 23.6 percent of net sales, for the first quarter of 2011. Adjusted EBITDA for the first quarter of 2012 was unfavorably impacted by $0.6 million related to changes in foreign currency exchange rates

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compared to the rates in effect in the first quarter of 2011. On a pro forma basis, as if the acquisitions of Circle City and DRC had both closed on January 1, 2011, and in constant currency, Adjusted EBITDA for the current quarter was approximately the same as pro forma Adjusted EBITDA of $66.1 million for the first quarter of 2011.

For the twelve months ended March 31, 2012 (LTM), Adjusted EBITDA was $276.4 million, or 25.0 percent of LTM pro forma net sales of $1,105.2 million, including LTM pre-acquisition Adjusted EBITDA from Circle City and DRC of $0.7 million and future cost savings expected to be achieved related to recently acquired businesses of $5.2 million.

“We are pleased to start off 2012 on a strong note with organic constant currency net sales growth of 4.4% over the first quarter of 2011. We saw improved momentum in nearly all of our businesses in the first quarter, based on successful new product launches and improved commercial execution,” said Mike Mogul, DJO’s president and chief executive officer. “We were especially pleased to see exceptional growth from our Bracing and Vascular and Surgical Implant business segments, which each delivered organic growth in excess of 8.0 percent.

“We are excited to see both the potential business opportunities in our markets and the ability of our team to rapidly develop outstanding products and solutions to take advantage of those opportunities.  Our revenue performance in the first quarter was driven by strong contribution from sales of new products launched in late 2011 or early 2012, including our Exos range of upper extremity products incorporating thermoformable polymer technology, our Turon™ Total Shoulder System and our RSP® Monoblock™ Shoulder System. In addition, the successful early performance of our new OA Nano™ osteoarthritis knee brace, which has made the concept of using a brace to alleviate knee pain much lower-profile and lighter, along with our easier-to-use X-Act ROM post-operative braces, helped us finish the quarter with good incremental momentum. Our accelerated product launches began to positively impact our reported growth rates in the fourth quarter of last year and continued to accelerate in the first quarter. We expect these trends to continue as we move through 2012.

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“In addition, in line with our expectations discussed last quarter, we were very pleased that Adjusted EBITDA results were achieved at a level approximately the same as the prior year pro forma results, reflecting a significant improvement in the year-over-year comparisons from those of recent quarters. The Adjusted EBITDA margins for the first quarter reflect normal higher seasonal spending for events such as our annual sales meeting and the American Academy of Orthopedic Surgeons meeting, and costs associated with improved commercial execution, including the launch of our exciting new products. We are very confident that incremental revenue from these new products, along with other improvements in commercial execution, will provide opportunities for incremental growth in Adjusted EBITDA in future quarters.”

Sales by Business Segment

With the addition of the 2011 acquisitions, net sales for DJO’s Bracing and Vascular segment increased 34.7% in the first quarter of 2012, compared to the first quarter of 2011. On a pro forma basis, as if all of the acquisitions had closed at the beginning of the first quarter in 2011, current quarter net sales in the Bracing and Vascular segment increased 8.5% compared with pro forma net sales in the first quarter of the prior year, driven by strong contribution from the net sales of new products including the Exos range of upper extremity products and our Reaction™ knee brace for patients with anterior knee pain.

Primarily as a result of declining net sales within the Empi business unit, net sales for the Recovery Sciences segment contracted by 1.0% compared to the first quarter of 2011. Empi net sales declined by $2.5 million in the first quarter, compared to net sales in the prior year first quarter period.  The decline in Empi net sales is primarily due to decreases in third party insurance reimbursement for certain products.  Net sales of the CMF bone growth stimulation business unit and the Chattanooga business unit, also included within the Recovery Sciences segment, grew in the aggregate by 4.0% in the first quarter of 2012 compared to the prior year first quarter.

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First quarter net sales within the International segment were $71.5 million, growing 2.4% over the prior year period. This result included the international component of DRC, partially offset by the impact of unfavorable changes in foreign exchange rates from rates in effect in the first quarter of 2011. In constant currency and on a pro forma basis for the acquisitions, growth in net sales over pro forma net sales in the prior year first quarter was 4.6% for the International segment.

Net sales for the Surgical Implant segment were $17.9 million in the first quarter, growing 8.3% over net sales in the first quarter of 2011, driven by strong sales of shoulder products, including the recently launched RSP Monoblock™, and hip products, including the new Revelation®  microMAX™ hip system.

As of March 31, 2012, the Company had cash balances of $49.1 million and available liquidity of $59.0 million under its revolving line of credit.  As previously announced, during the first quarter of 2012, the Company completed a comprehensive refinancing which extended the maturities of its revolving credit facility and its senior secured credit facility. DJOFL also issued $230.0 million of new 8.75% second priority senior secured notes due 2018, the proceeds of which were used to repay $210.0 million of DJOFL’s 10.875% senior unsecured notes and to pay premiums and expenses incurred in connection with the refinancing.

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at noon, Eastern Time today, April 30, 2012. Individuals interested in listening to the conference call may do so by dialing (866) 394-8509 (International callers please use (706) 643-6833), using the reservation code 22322226.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (855) 859-2056 and using the above reservation code.  The live conference call and replay will be available via the Internet at www.DJOglobal.com.

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About DJO Global

DJO Global is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management. The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease, enabling people to regain or maintain their natural motion. Its products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals. In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment. The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular therapy systems and compression garments, therapeutic shoes and inserts, electrical stimulators used for pain management and physical therapy products. The Company’s surgical division offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder. DJO Global’s products are marketed under a portfolio of brands including Aircast®, Chattanooga, CMF™, Compex®, DonJoy®, Empi®, ProCare®, DJO® Surgical and Dr. Comfort®. For additional information on the Company, please visit www.DJOglobal.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements relate to, among other things, the Company’s expectations for its businesses relative to current market conditions and global economic conditions; its opportunities to improve commercial execution, to develop new products and services and to expand its market penetration; and the impact from the Company’s acquisition strategy on net sales growth and profitability and future cost savings expected to be achieved related to the acquisitions. The words “believe,” “will,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking

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statement. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to; the successful execution of the Company’s business strategies relative to its Bracing and Vascular, Recovery Sciences, International and Surgical Implant segments; the continued growth of the markets the Company addresses and any impact on these markets from changes in global economic conditions; the successful execution of the Company’s sales and acquisition strategies; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the November 2007 merger of ReAble Therapeutics, Inc. and DJO Global, recent notes offerings, and recent acquisitions; the impact on the Company and its customers from changes in global credit markets; the impact of potential reductions in reimbursement levels and coverage by Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; the impact of a previously-announced pending government investigation and related private lawsuit concerning industry reimbursement and marketing practices in the bone growth stimulation market; the availability and sufficiency of insurance coverage for pending and future product liability claims, including multiple lawsuits related to the Company’s cold therapy products and its discontinued pain pump business; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. These and other risk factors related to DJO are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 21, 2012 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

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DJO Finance LLC

Unaudited Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011

Net sales	$278,947	$249,711
Cost of sales (exclusive of amortization, see note 1)	108,235	93,156
Gross profit	170,712	156,555

Operating expenses:
Selling, general and administrative	117,657	117,064
Research and development	6,673	7,143
Amortization of intangible assets	24,513	20,429
	148,843	144,636
Operating income	21,869	11,919

Other income (expense):
Interest expense	(42,071)	(41,127)
Interest income	33	110
Loss on modification and extinguishment of debt	(9,308)	(2,065)
Other income, net	2,822	2,772
	(48,524)	(40,310)
Loss before income taxes	(26,655)	(28,391)
Income tax (provision) benefit	(2,388)	7,467
Net loss	(29,043)	(20,924)
Net income attributable to non controlling interests	(311)	(315)
Net loss attributable to DJO Finance LLC	$(29,354)	$(21,239)

Note 1 — Cost of sales is exclusive of amortization of intangible assets of $9,837 and $9,358 for the three months ended March 31, 2012 and April 2, 2011, respectively.

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DJO Finance LLC

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$49,062	$38,169
Accounts receivable, net	165,843	158,982
Inventories, net	132,672	128,699
Deferred tax assets, net	43,458	43,458
Prepaid expenses and other current assets	15,975	18,791
Total current assets	407,010	388,099
Property and equipment, net	106,393	107,108
Goodwill	1,231,219	1,228,778
Intangible assets, net	1,109,249	1,132,694
Other assets	51,233	38,181
Total assets	$2,905,104	$2,894,860

Liabilities and Equity
Current liabilities:
Accounts payable	$59,713	$57,926
Accrued interest	44,504	20,928
Current portion of debt and capital lease obligations	8,636	8,820
Other current liabilities	85,562	81,771
Total current liabilities	198,415	169,445
Long-term debt and capital lease obligations	2,163,699	2,159,091
Deferred tax liabilities, net	254,393	252,194
Other long-term liabilities	16,035	16,174
Total liabilities	2,632,542	2,596,904

Commitments and contingencies

Equity:
DJO Finance LLC membership equity:
Member capital	836,729	834,871
Accumulated deficit	(568,630)	(539,276)
Accumulated other comprehensive income	1,940	218
Total membership equity	270,039	295,813
Noncontrolling interests	2,523	2,143
Total equity	272,562	297,956
Total liabilities and equity	$2,905,104	$2,894,860

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DJO Finance LLC

Unaudited Segment Information

(In thousands)

	Three Months Ended
	March 31, 2012	April 2, 2011
Net sales:
Bracing and Vascular	$105,285	$78,179
Recovery Sciences	84,269	85,158
International	71,513	69,865
Surgical Implant	17,880	16,509
	$278,947	$249,711
Gross Profit:
Bracing and Vascular	$54,514	$42,687
Recovery Sciences	63,465	64,754
International	39,896	39,549
Surgical Implant	13,658	11,888
Expenses not allocated to segments and eliminations	(821)	(2,323)
	$170,712	$156,555
Operating Income:
Bracing and Vascular	20,047	$14,396
Recovery Sciences	20,516	23,679
International	14,938	13,203
Surgical Implant	1,988	343
Expenses not allocated to segments and eliminations	(35,620)	(39,702)
	$21,869	$11,919

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DJO Finance LLC

Adjusted EBITDA

For the Three Months Ended March 31, 2012 and April 2, 2011

(unaudited)

Our Senior Secured Credit Facility, consisting of a $455.0 million term loan, a $388.5 million term loan and a $100.0 million revolving credit facility, under which $41.0 million was outstanding as of March 31, 2012, and the Indentures governing our $230.0 million of 8.75% second priority senior secured notes, $465.0 million and $300.0 million of 10.875% and 7.75% senior unsecured notes, respectively, and $300.0 million of 9.75% senior subordinated notes represent significant components of our capital structure. Under our Senior Secured Credit Facility, we are required to maintain specified first lien net leverage ratios, which become more restrictive over time, and which are determined based on our Adjusted EBITDA. If we fail to comply with the first lien net leverage ratio under our Senior Secured Credit Facility, we would be in default. Upon the occurrence of an event of default under the Senior Secured Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Secured Credit Facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under the Senior Secured Credit Facility could proceed against the collateral granted to them to secure that indebtedness. We have pledged a significant portion of our assets as collateral under the Senior Secured Credit Facility. Any acceleration under the Senior Secured Credit Facility would also result in a default under the Indentures governing the notes, which could lead to the note holders electing to declare the principal, premium, if any, and interest on the then outstanding notes immediately due and payable. In addition, under the Indentures governing the notes, our ability to engage in activities such as incurring additional indebtedness, making investments, refinancing subordinated indebtedness, paying dividends and entering into certain merger transactions is governed, in part, by our ability to satisfy tests based on Adjusted EBITDA. Our ability to meet the covenants specified above will depend on future events, many of which are beyond our control, and we cannot assure you that we will meet those covenants.

Adjusted EBITDA is defined as net income (loss) attributable to DJO Finance LLC plus interest expense, net, income tax provision (benefit), and depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items as permitted in calculating covenant compliance and other ratios under our Senior Secured Credit Facility and the Indentures governing our 8.75% second priority senior secured notes, 10.875% and 7.75% senior unsecured notes and our 9.75% senior subordinated notes. We believe that the presentation of Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants and other ratios in our Senior Secured Credit Facility and the Indentures. Adjusted EBITDA is a material component of these calculations.

Adjusted EBITDA should not be considered as an alternative to net income (loss) or other performance measures presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), or as an alternative to cash flow from operations as a measure of our liquidity. Adjusted EBITDA does not represent net income (loss) or cash flow from operations as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In particular, the definition of Adjusted EBITDA under our Senior Secured Credit Facility and the Indentures allows us to add back certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net income (loss). However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not

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necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The following table provides reconciliation between net loss and Adjusted EBITDA:

	(unaudited)
	Three Months Ended		Twelve Months Ended
(In thousands)	March 31, 2012	April 2, 2011	March 31, 2012
Net loss attributable to DJO Finance LLC	$(29,354)	$(21,239)	$(222,584)
Interest expense, net	42,038	41,017	170,008
Income tax provision (benefit)	2,388	(7,467)	(42,689)
Depreciation and amortization	31,838	27,186	125,903
Non-cash charges (a)	844	1,459	163,303
Non-recurring and integration charges (b)	8,719	16,490	55,947
Other adjustment items, before adjustments applicable for the twelve month period only (c)	8,591	1,424	20,558
Adjusted EBITDA before other adjustment items applicable for the twelve month period only			270,446

Other adjustment items applicable for the twelve month period only (d):
Pre-acquisition Adjusted EBITDA			689
Future cost savings			5,236
Adjusted EBITDA	$65,064	$58,870	$276,371

(a)  Non-cash charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 31, 2012	April 2, 2011	March 31, 2012
Stock-based compensation expense	$858	$906	$2,653
Impairment of goodwill and intangible assets	—	—	141,006
Impairment of Chattanooga assets held for sale	—	—	350
Impairment of fixed assets	—	—	7,116
Purchase accounting adjustments	—	557	11,779
Loss (gain) on disposal of assets, net	(14)	(4)	399
Total non-cash charges	$844	$1,459	$163,303

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(b) Non-recurring and integration charges are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 31, 2012	April 2, 2011	March 31, 2012
Integration charges:
U.S. commercial sales and marketing reorganization	$820	$1,320	$1,483
Chattanooga integration	—	72	111
CEO transition	183	1,327	3,126
Acquisition related expenses and integration (1)	466	1,202	7,925
Other non-recurring and integration charges	2,065	1,131	10,997
Litigation costs and settlements, net	1,913	1,808	7,311
Additional product liability insurance (2)	—	—	3,107
ERP implementation and other automation projects	3,272	9,630	21,887
Total non-recurring and integration charges	$8,719	$16,490	$55,947

(1)          Consists of direct acquisition costs and integration expenses related to the Dr. Comfort, ETI and Circle City acquisitions.

(2)          Primarily consists of insurance premiums related to a supplemental five-year extended reporting period for product liability claims related to our cold therapy products, for which annual insurance coverage was not renewed.

(c)          Other adjustment items are comprised of the following:

	Three Months Ended		Twelve Months Ended
(In thousands)	March 31, 2012	April 2, 2011	March 31, 2012
Blackstone monitoring fees	$1,750	$1,750	$7,000
Noncontrolling interests	311	315	878
Loss on modification and extinguishment of debt (1)	9,308	2,065	9,308
Other (2)	(2,778)	(2,706)	3,372
Total non-recurring and integration charges	$8,591	$1,424	$20,558

(1)   Loss on modification and extinguishment of debt for the three months and twelve months ending March 31, 2012 consists of $8.5 million of arrangement and amendment fees and other fees and expenses incurred in connection with the March 2012 amendment of our Senior Secured Credit Facility and $0.8 million related to the non-cash write off of unamortized debt issuance costs and original issue discount associated with the portion of the term loans which were extinguished.  Loss on modification of debt for the three months ended April 2, 2011 is comprised of arrangement and

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lender consent fees associated with the February 2011 amendment of our Senior Secured Credit Facility.

(2)          Other adjustments consist primarily of net realized and unrealized foreign currency transaction gains and losses.

(d)         Other adjustment items applicable for the twelve month period only include pre-acquisition Adjusted EBITDA of Dr. Comfort and future cost savings related to the acquisitions of Dr. Comfort, ETI, and Circle City.

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